Exhibit 99.1

NEWS RELEASE

C&J Energy Services Appoints Don Gawick as President and Chief Executive Officer

HAMILTON, BERMUDA June 15, 2016 – C&J Energy Services Ltd. (NYSE: CJES) (“C&J” or the “Company”) today announced that the Board of Directors of the Company has appointed Don Gawick, C&J’s current Chief Operating Officer, to the position of President and Chief Executive Officer. Mr. Gawick will also continue performing his existing duties as the Company’s Chief Operating Officer. Mr. Gawick is a 37-year veteran of the oilfield services industry and has held numerous senior management positions over the course of his career since starting with Schlumberger in 1979. He previously served as President and Chief Executive Office of Casedhole Solutions, Inc., a premier wireline services company that C&J acquired in 2012. He has served as C&J’s Chief Operating Officer since 2012, with responsibility for overseeing C&J’s daily operations as a leading provider to the oil and gas industry.

Mr. Gawick replaces Randy McMullen as C&J’s former President and Chief Executive Officer. Mr. McMullen stepped into the Chief Executive Officer role earlier this year following the unexpected death of C&J’s founder, Chairman and Chief Executive Officer, Josh Comstock. Mr. McMullen has also departed from his role as Chief Financial Officer and as a member of the Company’s Board.

Mark Cashiola has been appointed to serve as C&J’s Chief Financial Officer. Mr. Cashiola joined C&J in January 2011 and has served as the Company’s Vice President – Controller and Chief Accounting Officer. He has over 18 years of finance and accounting experience, the majority of which has been spent in the energy industry. Mr. Cashiola began his career in public practice working for Arthur Andersen, L.L.P. and KPMG, L.L.P. for a combined six years.

In addition, the Board appointed Danielle Hunter as Executive Vice President, General Counsel and Chief Risk Officer following the departure of Ted Moore, C&J’s prior Executive Vice President, General Counsel and Chief Risk Officer. Ms. Hunter joined C&J in June 2011 and has served as the Company’s Vice President – Corporate & Compliance and Associate General Counsel. Prior to joining C&J, Ms. Hunter practiced corporate law at Vinson & Elkins L.L.P. from 2007 through 2011, representing public and private companies and investment banking firms in numerous capital markets offerings and mergers and acquisitions, primarily in the oil and gas industry. She also counseled clients with respect to corporate governance, compliance and disclosure, and general corporate matters.

Tripp Wommack, on behalf of the Company’s Board of Directors, stated, “Don Gawick has been a dedicated member of C&J’s executive leadership team since 2012. He possesses the right operational expertise, deep knowledge of the business and long history of success in oilfield services to ensure a seamless transition into his new role as CEO and move this Company forward. In addition, Mark and Danielle are key members of C&J’s management team with extensive experience in their respective fields and a deep understanding of the Company. The Board has the utmost confidence in this leadership team as C&J remains focused on executing its strategies to deliver differentiated value to all of its customers and stakeholders. We are grateful to both Randy and Ted for their dedication, service and leadership over the past several months and wish them well.”

Mr. Gawick commented, “It is an honor to be appointed as C&J’s President and Chief Executive Officer. Through my time at the Company, I have developed a strong understanding of the needs of our customers and the valuable contributions of our employees. I am also acutely aware of the challenges facing our industry, and our Company in particular. I am confident that we have the right capabilities and focus to position ourselves for the future. I look forward to working alongside our experienced management team and talented employees to continue providing our customers with technologically advanced completion and production services.”

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Director – Investor Relations

investors@cjenergy.com

1-713-260-9986